                                                                      EXHIBIT 23


                              Accountants' Consent


The Board of Directors
VisionAmerica Incorporated:


We consent to incorporation by reference in the Registration Statements (No. 333-65717, 333-65773 and 333-65775) on Form S-8 of VisionAmerica Incorporated of our report dated May 16, 2000, relating to the consolidated balance sheets of VisionAmerica Incorporated and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of VisionAmerica Incorporated.

Our report dated May 16, 2000 contains an explanatory paragraph that states that the Company is in technical default with its lenders and subject to consequences arising from cash flow concerns and other significant issues which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                       KPMG LLP


Memphis, Tennessee
May 16, 2000